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NIKE, INC. REPORTS FISCAL 2017 SECOND QUARTER RESULTS

•	Revenues up 6 percent to $8.2 billion; 8 percent growth on a currency neutral basis*

•	Diluted earnings per share up 11 percent to $0.50 compared to prior year

•	Inventories up 9 percent as of November 30, 2016

BEAVERTON, Ore., December 20, 2016 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2017 second quarter ended November 30, 2016. Global consumer demand drove revenue growth across the NIKE Brand portfolio. Diluted earnings per share were up 11 percent and grew faster than revenue, primarily due to selling and administrative expense leverage and a lower average share count.

“NIKE’s ability to attack the opportunities that consistently drive growth over the near and long term is what sets us apart,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “With industry-defining innovation platforms, highly anticipated signature basketball styles and more personalized retail experiences on the horizon, we are well-positioned to carry our momentum into the back half of the fiscal year and beyond.”**

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 6 percent to $8.2 billion, up 8 percent on a currency neutral basis.

◦
Revenues for the NIKE Brand were $7.7 billion, up 8 percent on a constant currency basis, driven by double-digit currency neutral growth in Western Europe, Greater China and the Emerging Markets as well as the Sportswear and Running categories.

◦	Revenues for Converse were $416 million, up 5 percent on a currency neutral basis, driven by strong growth in North America.

•
Gross margin contracted 140 basis points to 44.2 percent, as higher average selling prices were more than offset by higher product costs, unfavorable changes in foreign exchange rates and the impact of higher off-price sales.

•
Selling and administrative expense declined 2 percent to $2.5 billion. Demand creation expense was $762 million, relatively unchanged from the prior year. Operating overhead expense decreased 3 percent to $1.7 billion, as continued investments in Direct-to-Consumer (DTC) were offset by productivity gains compared to the prior year.

•
Other income, net was $18 million comprised primarily of non-operating items, and to a lesser extent, net foreign exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $29 million.

•	The effective tax rate was 24.4 percent, compared to 19.1 percent for the same period last year, primarily due to an increased mix of U.S. earnings, which are generally subject to a higher tax rate.

•
Net income increased 7 percent to $842 million, while diluted earnings per share increased 11 percent to $0.50, reflecting revenue growth, selling and administrative expense leverage and a three percent decline in the weighted average diluted common shares outstanding, partially offset by lower gross margin.

November 30, 2016 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.0 billion, up 9 percent from November 30, 2015, due to a one percent increase in NIKE Brand wholesale unit inventories and increases in average product costs per unit primarily due to product mix, as well as higher inventories associated with growth in DTC.

•
Cash and short-term investments were $5.9 billion, $173 million lower than November 30, 2015 as growth in net income and proceeds from the issuance of debt in the second quarter of fiscal 2017 were more than offset by share repurchases, higher dividends, investments in infrastructure and a reduction in collateral received from counterparties to foreign currency hedging instruments.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 17.0 million shares for approximately $900 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of November 30, 2016, a total of 56.0 million shares had been repurchased under this program for approximately $3.1 billion.

Futures Orders

Worldwide futures orders for the NIKE Brand will be referenced on our earnings conference calls as deemed appropriate. NIKE Brand and geography Futures Orders growth versus the prior year will be posted on the NIKE, Inc. Investor Relations website at http://investors.nike.com following the call.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 20, 2016, to review fiscal second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.NIKE.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 27, 2016.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2016	11/30/2015	Change	11/30/2016	11/30/2015	Change
Revenues	$8,180	$7,686	6%	$17,241	$16,100	7%
Cost of sales	4,564	4,185	9%	9,502	8,604	10%
Gross profit	3,616	3,501	3%	7,739	7,496	3%
Gross margin	44.2%	45.6%		44.9%	46.6%

Demand creation expense	762	769	-1%	1,803	1,601	13%
Operating overhead expense	1,743	1,791	-3%	3,599	3,536	2%
Total selling and administrative expense	2,505	2,560	-2%	5,402	5,137	5%
% of revenue	30.6%	33.3%		31.3%	31.9%

Interest expense (income), net	15	5	—	22	9	—
Other (income) expense, net	(18)	(34)	—	(80)	(65)	—
Income before income taxes	1,114	970	15%	2,395	2,415	-1%
Income tax expense	272	185	47%	304	451	-33%
Effective tax rate	24.4%	19.1%		12.7%	18.7%

NET INCOME	$842	$785	7%	$2,091	$1,964	6%

Earnings per common share:
Basic	$0.51	$0.46	11%	$1.26	$1.15	10%
Diluted	$0.50	$0.45	11%	$1.23	$1.12	10%

Weighted average common shares outstanding:
Basic	1,659.1	1,706.5		1,665.6	1,707.8
Diluted	1,693.2	1,751.4		1,701.3	1,753.4

Dividends declared per common share	$0.18	$0.16		$0.34	$0.30

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,	% Change
(Dollars in millions)	2016	2015
ASSETS
Current assets:
Cash and equivalents	$4,339	$3,851	13%
Short-term investments	1,604	2,265	-29%
Accounts receivable, net	3,478	3,437	1%
Inventories	5,033	4,600	9%
Prepaid expenses and other current assets	1,557	2,197	-29%
Total current assets	16,011	16,350	-2%
Property, plant and equipment, net	3,566	3,235	10%
Identifiable intangible assets, net	283	281	1%
Goodwill	139	131	6%
Deferred income taxes and other assets[1]	2,653	2,567	3%
TOTAL ASSETS	$22,652	$22,564	0%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$44	$5	780%
Notes payable	20	99	-80%
Accounts payable	2,033	1,915	6%
Accrued liabilities[1]	3,076	3,449	-11%
Income taxes payable	52	41	27%
Total current liabilities	5,225	5,509	-5%
Long-term debt	3,473	2,050	69%
Deferred income taxes and other liabilities[1]	1,631	1,600	2%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,323	13,405	-8%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,652	$22,564	0%
[1] During the fourth quarter of fiscal 2016, NIKE, Inc. adopted Accounting Standards Update No. 2015-17, which requires all deferred tax assets and deferred tax liabilities to be classified as non-current. All periods presented have been updated to reflect these changes.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2016	11/30/2015	Change		11/30/2016	11/30/2015	Change
North America
Footwear	$2,219	$2,162	3%	3%	$4,737	$4,528	5%	5%
Apparel	1,273	1,221	4%	4%	2,590	2,468	5%	5%
Equipment	158	164	-4%	-3%	354	350	1%	1%
Total	3,650	3,547	3%	3%	7,681	7,346	5%	5%
Western Europe
Footwear	865	845	2%	8%	2,012	1,973	2%	5%
Apparel	454	391	16%	23%	985	825	19%	25%
Equipment	66	63	5%	12%	151	142	6%	11%
Total	1,385	1,299	7%	12%	3,148	2,940	7%	11%
Central & Eastern Europe
Footwear	192	183	5%	6%	462	421	10%	13%
Apparel	120	126	-5%	-4%	258	259	0%	4%
Equipment	16	17	-6%	-6%	48	47	2%	6%
Total	328	326	1%	1%	768	727	6%	10%
Greater China
Footwear	669	600	12%	16%	1,379	1,199	15%	21%
Apparel	355	306	16%	21%	624	552	13%	18%
Equipment	31	32	-3%	3%	72	73	-1%	3%
Total	1,055	938	12%	17%	2,075	1,824	14%	19%
Japan
Footwear	151	128	18%	0%	317	250	27%	8%
Apparel	70	63	11%	-6%	130	106	23%	5%
Equipment	17	14	21%	9%	36	28	29%	11%
Total	238	205	16%	-2%	483	384	26%	7%
Emerging Markets
Footwear	726	674	8%	15%	1,387	1,344	3%	14%
Apparel	263	255	3%	9%	497	493	1%	11%
Equipment	58	55	5%	10%	108	113	-4%	4%
Total	1,047	984	6%	13%	1,992	1,950	2%	12%
Global Brand Divisions[2]	21	18	17%	17%	36	44	-18%	-21%
Total NIKE Brand	7,724	7,317	6%	8%	16,183	15,215	6%	9%
Converse	416	398	5%	5%	990	953	4%	5%
Corporate[3]	40	(29)	—	—	68	(68)	—	—
Total NIKE, Inc. Revenues	$8,180	$7,686	6%	8%	$17,241	$16,100	7%	9%

Total NIKE Brand
Footwear	$4,822	$4,592	5%	7%	$10,294	$9,715	6%	8%
Apparel	2,535	2,362	7%	9%	5,084	4,703	8%	11%
Equipment	346	345	0%	2%	769	753	2%	4%
Global Brand Divisions[2]	21	18	17%	17%	36	44	-18%	-21%
[1] Fiscal 2017 results have been restated using fiscal 2016 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2016	11/30/2015	Change	11/30/2016	11/30/2015	Change
North America	$912	$882	3%	$1,916	$1,924	0%
Western Europe	236	307	-23%	628	792	-21%
Central & Eastern Europe	58	76	-24%	139	174	-20%
Greater China	375	327	15%	746	657	14%
Japan	48	47	2%	98	83	18%
Emerging Markets	237	241	-2%	408	499	-18%
Global Brand Divisions[2]	(619)	(625)	1%	(1,390)	(1,249)	-11%
TOTAL NIKE BRAND	1,247	1,255	-1%	2,545	2,880	-12%
Converse	78	85	-8%	231	232	0%
Corporate[3]	(196)	(365)	46%	(359)	(688)	48%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	1,129	975	16%	2,417	2,424	0%
Interest expense (income), net	15	5	—	22	9	—
TOTAL INCOME BEFORE INCOME TAXES	$1,114	$970	15%	$2,395	$2,415	-1%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense and is considered a non-GAAP financial measure.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.